Exhibit 99.1

United Online Names Edward Zinser as Chief Financial Officer

WOODLAND HILLS, Calif— United Online, Inc. (NASDAQ: UNTD) announced today the appointment of Edward Zinser as Executive Vice President and Chief Financial Officer, effective May 19, 2014.  Mr. Zinser joins United Online with over 30 years of management experience and approximately 20 years of experience as the Chief Financial Officer of both publicly-traded and privately-held companies.  Mr. Zinser most recently served as Chief Financial Officer of Boingo Wireless, Inc., a leading WiFi software and services provider.  Prior to that, Mr. Zinser was Executive Vice President and Chief Financial Officer of THQ, Inc., a worldwide publisher of interactive entertainment software, and prior to that he was Executive Vice President and Chief Financial Officer of Vivendi Universal Games, Inc., a global publisher of entertainment and education software.  Mr. Zinser also has served as President and Chief Operating Officer of Styleclick, Inc., Senior Vice President and Chief Financial Officer of Internet Shopping Network LLC, Executive Vice President and Chief Financial Officer of Chromium Graphics, Inc. and in Senior Financial positions with The Walt Disney Company.  He is a member of the board of directors and chairman of the audit committee of Universal Electronics, Inc.  Mr. Zinser received his Bachelor of Science from Fairfield University and his MBA from the University of Chicago Graduate School of Business.

“We are very excited to have Ed as our Chief Financial Officer,” said Francis Lobo, President and Chief Executive Officer of United Online.  “He brings a wealth of experience working with companies in the Internet and e-commerce sectors and successfully acquiring and integrating new businesses.  He will be a valuable addition to our senior management team as we continue to evolve our existing businesses and pursue opportunities to broaden the scope and reach of our products and services.”

Michelle Stalick, who has been serving as United Online’s Interim Chief Financial Officer, will remain the Chief Accounting Officer of United Online. “I want to thank Michelle Stalick for serving as our Interim Chief Financial Officer and overseeing the finance function for the past few months,” said Lobo.

About United Online®

United Online, Inc. (Nasdaq: UNTD), through its operating subsidiaries, provides consumer products and services over the Internet, where their respective brands have attracted a large online audience that includes more than 100 million registered accounts worldwide. United Online’s Content & Media segment provides social networking products and services (Classmates and StayFriends) and loyalty marketing (MyPoints). Its primary Communications segment service is Internet access (NetZero and Juno), including NetZero Mobile Broadband (NetZero Wireless).

Contact

Investors:

David Bigelow, 818-287-3560

dbigelow@corp.untd.com

or

Media Inquiries:

Scott Matulis, 818-287-3388

pr@untd.com